UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2019

PHIO PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36304	45-3215903
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 767-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Dr. Dispersyn as CEO

On February 13, 2019, Geert Cauwenbergh, Dr. Med. Sc., informed the Board of Directors (the “Board”) that he intends to retire as principal executive and financial officer (the “CEO”) of Phio Pharmaceuticals Corp. (the “Company”) effective March 1, 2019. Dr. Cauwenbergh’s announced retirement was not due to any disagreements with the Company. Indeed, Dr. Cauwenbergh will remain on the Board and support the transition to the new CEO. On February 13, 2019, the Company’s Board appointed Gerrit Dispersyn, Dr. Med. Sc., currently President and Chief Operating Officer (“COO”) of the Company, as the Company’s CEO (including its principal financial officer) effective March 1, 2019 for a term to expire at such time as his successor is appointed and qualified. Dr. Dispersyn will remain President, but will resign as COO as of March 1, 2019. The Board does not intend appoint a successor COO at this time.

Dr. Dispersyn, age 44, joined the Company on April 24, 2017, as its Chief Development Officer, before becoming the Company’s President and COO on November 14, 2018. Over the past two years, Dr. Dispersyn has provided exemplary leadership to the research and development team at the Company. He has been a catalyst in its transformation into an immuno-oncology therapeutics company and has been instrumental in finalizing the clinical work in its dermatology and ophthalmology programs, with the closure and report-out of various successful clinical studies. From 2014 to April 2017, Dr. Dispersyn was the Vice President, Global Head of Clinical Affairs at Integra Lifesciences Corporation, a medical technology company. Prior to assuming this role, Dr. Dispersyn held the position of Vice President, Program Management & Clinical Affairs from 2008 to 2014. In these positions, Dr. Dispersyn was responsible for the global strategy and execution of clinical and product development, clinical operations and medical affairs projects.

As President and CEO, Dr. Dispersyn will be entitled to receive an initial base salary of $380,000 per annum, as well as a performance bonus of up to 50% of his base salary, subject to the achievement of performance goals to be established annually. Otherwise, Dr. Dispersyn’s April 24, 2017 employment agreement with the Company (the “Employment Agreement”) will remain in full force and effect. The Employment Agreement, as described in and filed with the Company’s November 19, 2018, Current Report on Form 8-K, is incorporated in here by reference.

On February 13, 2019, the Board granted Dr. Dispersyn restricted stock units entitling him to receive 55,000 shares of the Company’s common stock pursuant to the Company’s 2012 Long Term Incentive Plan. The foregoing restricted stock units vest in equal annual installments over four years such that they will become fully vested and exercisable on February 13, 2023. Dr. Dispersyn is also entitled to a grant by the Company of restricted stock units entitling him to receive shares of common stock equal to 2% of the outstanding shares of the Company’s common stock, subject to the Company’s stockholders’ approving a sufficient increase of shares of common stock that may be offered pursuant to the Company’s 2012 Long Term Incentive Plan at the Company’s next Annual Meeting. Such restricted stock units will vest in equal annual installments over four years beginning with the effective date of Dr. Dispersyn’s appointment as CEO and will become fully vested and exercisable on March 1, 2023.

There are no arrangements or understandings between Dr. Dispersyn and any other persons, pursuant to which he was appointed as the CEO. There are no current or proposed transactions between us and Dr. Dispersyn or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

A copy of the Company’s press release announcing Dr. Dispersyn’s replacement of Dr. Cauwenbergh as CEO is furnished hereto as Exhibit 99.1 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

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Amendment to Dr. Cauwenbergh’s Non-Plan Stock Compensation Election

On February 14, 2019, the Company and Dr. Cauwenbergh entered into a Second Amendment to the Non-Plan Stock Compensation Election and Terms and Conditions (as amended on December 19, 2018, the “Terms and Conditions”) pursuant to which Dr. Cauwenbergh irrevocably elected to receive 50% of his base salary and cash bonuses, if any, owed to him over the September 15, 2018 through February 28, 2019 period in the form of unvested, restricted shares of the Company’s common stock (the “Election”). The Second Amendment extends the vesting period for the restricted shares granted pursuant to the Election from March 1 to June 1, 2019. Other than the aforementioned changes, the Terms and Conditions will continue to apply.

The description of the Terms and Conditions in Item 5.02 to the Company’s December 21, 2018, Current Report on Form 8-K, is incorporated herein by reference. Additionally, the preceding description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits.

10.1	Amendment No. 2 to Cauwenbergh Non-Plan Stock Compensation Election Agreement
99.1	Press Release dated February 15, 2019.

*        *        *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHIO PHARMACEUTICALS CORP.

Date: February 15, 2019	By:	/s/ Geert Cauwenbergh
Geert Cauwenbergh, Dr. Med. Sc. Chief Executive Officer

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